Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 13, 2008, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of EFJ, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of EFJ, Inc. and subsidiaries on Form S-3 (File No. 333-125257, effective May 26, 2005) and Forms S-8 (File No. 333-129717, effective November 15, 2005; File No. 333-48834, effective October 27, 2000; File No. 333-48836, effective October 27, 2000; File No. 333-48840 effective October 27, 2000; File No. 333-48880, effective October 27, 2000; File No. 333-30673, effective July 2, 1997).

/S/ GRANT THORNTON LLP

Dallas, Texas

March 13, 2008